Exhibit 15
The Board of Directors and Shareholders of Harris Stratex Networks, Inc.
     We are aware of the incorporation by reference in the Registration Statement Form S-8 (No. 333-140442) dated February 5, 2007 and Registration Statement Form S-3 (No. 333-140193) filed January 16, 2009 of Harris Stratex Networks, Inc. for the registration of 520,445 shares of its Class A Common Stock of our report dated November 10, 2009 relating to the unaudited condensed consolidated interim financial statements of Harris Stratex Networks, Inc. that are included in its Form 10-Q for the quarter ended October 2, 2009.
/s/ Ernst & Young LLP
Raleigh, North Carolina
November 10, 2009